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                                                                   EXHIBIT 10.10

     A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN FILED WITH THE COMMISSION WITH RESPECT TO PORTIONS OF THIS EXHIBIT AND SUCH PORTIONS HAVE THEREFORE BEEN OMITTED, AS INDICATED BY A BRACKETED ASTERISK [*], AND FILED SEPERATELY WITH THE COMMISSION.

                        PROMOTIONAL SERVICE AGREEMENT

     THIS PROMOTIONAL SERVICE AGREEMENT (this "AGREEMENT") is entered into as of June 17, 1998 by and between AMERICAN BROADCASTING COMPANIES, INC., a New York corporation ("ABC") and INFOSEEK CORPORATION, a California corporation ("INFOSEEK"); provided that, this Agreement shall only become effective upon the Effective Time, as defined in and pursuant to that certain Agreement and Plan of Reorganization, of even date herewith, by and among Infoseek Corporation, a California corporation, ICO Holding Company, a Delaware corporation, Starwave Corporation, a Washington corporation, and Disney Enterprises, Inc., a Delaware corporation and shall cease and be of no further force and effect in the event that the Effective Time does not occur; and provided further that, each of the parties hereto agrees not to terminate, amend or otherwise alter this Agreement, or waive any of its rights hereunder, at any time prior to immediately following the Effective Time.


                                    RECITALS

1. Pursuant to a license agreement, dated as of the date hereof (the "License Agreement"), Disney Enterprises, Inc. ("DEI") has agreed to license to Infoseek certain names, brands, URLs, and associated intellectual property for the development, production and operation by Infoseek of an internet portal service named "Go Networks" or another name, including all brands, trademarks, names, sections, sites, features and applications relating thereto (the "Portal Products").

2. In connection with the development, production and operation by Infoseek of the Portal Products, ABC has agreed to provide certain promotional services and has agreed to cause certain of its affiliated entities to provide certain other promotional services, on the terms and conditions set forth herein, and Infoseek agrees to accept and pay for such promotional services, on the terms and conditions set forth herein.

     THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, ABC and Infoseek hereby agree as follows:

     1. AMOUNTS. Infoseek agrees to purchase from ABC, and ABC agrees to provide to Infoseek, promotional services for the Portal Products in the amount of $165,000,000, over the five year period after the Effective Date (as defined in Section 4(a)); provided, however, that (i) Infoseek and ABC agree that under no circumstances shall the amounts required to be paid by Infoseek for promotional services in an Annual Period exceed the amount set forth in the Annual Marketing Plan for such promotional services without Infoseek's consent, and (ii) the amounts set forth for such promotional services in the Annual Marketing Plan for the Annual Period shall be no less than $25,000,000 or greater than $41,000,000, with the exact amount within such range at Infoseek's option, notwithstanding DEI's tie-breaking control with respect to the Annual Marketing Plan. For the avoidance of doubt and without limiting the foregoing, with respect to any Annual Period, under no circumstances shall ABC bill Infoseek in an amount that exceeds the amount set forth in the Annual Marketing Plan for such Annual Period,

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without Infoseek's prior written consent. Infoseek agrees to pay ABC for the promotional services from traditional media sources on ABC's customary payment terms for the applicable media source. With respect to non-traditional media sources, the parties agree to match the required payment dates of the most similar traditional media source. The Annual Marketing Plan shall have the meaning set forth in and shall be prepared and approved in accordance with the terms and conditions of the Product Management Agreement, dated as of the date hereof between DEI and Infoseek (the "Product Management Agreement"). "Annual Period" shall mean the twelve (12) month period mutually agreed upon and included within the Annual Marketing Plan notwithstanding DEI's tie-breaking control with respect to the Annual Marketing Plan, or if no such period is set forth in the Annual Marketing Plan, the twelve (12) month period commencing upon the first date promotional services are provided by ABC to Infoseek hereunder, and each one year period thereafter. Notwithstanding the foregoing, the promotional obligations of ABC are subject to the current agreement between ABC and America Online, Inc., dated March 5, 1998, as amended, which shall not be renewed.

     2. MENU AND RATES. The promotional services will be derived from traditionally available media sources and non-traditional media sources.

          (a) TRADITIONAL MEDIA SOURCES. For purposes of this Agreement, promotion from traditional media sources shall mean promotion that, from time to time, may be commercially available for any particular media source, generally on a rate card basis. Attachment A lists those traditional media sources available as of the date of this Agreement for providing promotional services hereunder. The estimated average representative rates (inclusive of standard agency commissions, if applicable) for the traditional media sources are also set forth on Attachment A. ABC acknowledges that it shall be responsible for the payment of standard and customary agency commissions, if necessary. Infoseek acknowledges that such rates are representational in nature and the exact rates will depend on, with respect to any particular media source, availability, market conditions, frequency of use and other factors. ABC agrees that the rates charged to Infoseek for the use of any particular promotional service (e.g., a specific prime time program or magazine issue) will reflect average rates for the purchase of the same or a similar promotion or advertisement paid by a similarly situated third party (i.e., a party that purchases the same or similar promotions or advertisements as may be purchased by Infoseek, in approximately the same amounts, and having a similar amount of overall spending on traditional media sources and non-traditional media sources at ABC.)

          (b) NON-TRADITIONAL MEDIA SOURCES. For purposes of this Agreement, promotion from non-traditional media sources shall mean promotion that is not commercially available at the date hereof for any particular media source. As a general principle, the rates for promotion from non-traditional media sources shall be based on the rates then available for related traditional media sources, with such rates adjusted by the duration factor and the value factor, if applicable, and the co-branding factor, if applicable, as set forth on Attachment B. The duration factor is a comparison of the length of a particular promotion from a non-traditional media source as compared with the length of a corresponding promotion available from a traditional media source. Infoseek acknowledges that the duration factor does not necessarily reflect the exact timed amount of any particular promotion and that promotions for

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any particular non-traditional media source may be of longer or shorter duration yet will retain the same duration factor. [*] On the six month anniversary of the Effective Date and each year thereafter, Infoseek shall be entitled to request a review of the duration factors for any particular category of promotion. ABC agrees to act as promptly as possible to complete such review, with assistance from Infoseek. ABC and Infoseek agree that if, as a result of such review, the parties reasonably determine that the actual amount of promotional time for a particular category is less or greater than reflected by the duration factor for that category of promotion, the parties will adjust that duration factor appropriately. The duration factor review shall only be available for request by Infoseek one time in any twelve month period. The value factor is a measure of the relative value of a promotion from any specific non-traditional media source (e.g., a specific prime time program) as compared to a corresponding promotion available from the same or similar traditional media source (i.e., the same program or a program with an equivalent rate card). With respect to all promotions for the Portal Products that also promote an ABC or Disney-branded online service (e.g., ESPN.com, ABC News.com. ABC.com, Disney.com), as set forth on Attachment B, a co-branding factor shall apply (after application of the duration factor and the value factor). ABC agrees to co-brand all promotions for ESPN.com and ABC News.com in non-traditional media sources with promotions for the Portal Products; provided that in-program mentions which, for practical or creative reasons, in ABC's good faith judgement, preclude any such mentions are not required to be co-branded and further provided that inadvertent failures to co-brand shall not be a breach of this provision. Attachment C establishes a priority list for promotions available from non-traditional media sources, as selected by ABC and approved by Infoseek. From time to time during the term of this Agreement, ABC may, in its discretion, amend the first column of Attachment B to include additional categories (i.e., new promotional sources) or temporarily restrict access to a particular category due to unavailability, remove any particular category due to the sale or disposition of the underlying media assets or the end of a "one-time" promotional opportunity (e.g., an event at Disney World). Any other amendments to Attachment B (i.e., to the value factors or duration factors) or to Attachment C shall require the mutual agreement of ABC and Infoseek.

          (c) MIX. Infoseek agrees to purchase, and ABC agrees to provide, (i) up to twenty five percent (25%) (with the percentage at Infoseek's option) of the annual aggregate amount for promotional services from promotion made available by ABC from traditional media sources and (ii) at least seventy-five percent (75%) of the annual aggregate amount for promotional services from promotion made available by ABC from non-traditional media sources. With respect to the promotions made available from non-traditional media sources, Infoseek and ABC agree that at least seventy percent (70%) of such promotions shall be those identified as an "A" priority on Attachment C, and that no more than fifteen percent (15%) of such promotions shall be those identified as a "C" priority on Attachment C.

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          (d) CREATIVE CONTROLS.  Subject to the approvals of the Advisory
Committee, Infoseek shall be entitled to creative control and approval over all promotional materials produced for traditional media sources (which materials shall be prepared at Infoseek's cost). With respect to promotional materials produced for non-traditional media sources, Infoseek may develop suggested tag lines, artwork and logo templates for such sources and ABC shall consider such tag lines, artwork, and logo templates in good faith; provided, that Infoseek acknowledges and agrees that the use of any such suggested tag lines and artwork will remain at the discretion of the business unit controlling the applicable non-traditional media source and that such business unit may utilize different materials in providing promotional services from non-traditional media sources.

          (e) BROADBAND. To the extent that ABC offers any promotional services during the term of this Agreement to third parties for use in any Narrowband service or program owned or controlled by ABC that is made available for transmission at data rates that would enable real time, full screen, full motion video at equal to or better than NTSC resolution, ABC agrees to use reasonable diligent efforts to provide Infoseek with opportunities to purchase both commercially available and non-commercially available promotion on any such service or program. In such event, ABC will amend Attachments A, B, and C as appropriate to reflect the provision by ABC, and the opportunity to purchase by Infoseek, of traditional and non-traditional promotional services from any such service or program. For purposes of this Agreement, "Narrowband" means programming that does not require transmission at data rates which would enable real time, full screen, full motion video at equal to or better than NTSC resolution.

          (f) PERIODIC REPORTS. ABC will deliver to Infoseek, within thirty days after the end of each month of the term of this Agreement, reports setting forth the amounts and sources of promotional services from traditional media sources delivered during such month. ABC will deliver to Infoseek, within ninety days after the end of each month of the term of this Agreement, reports setting forth the amounts and sources of promotional services from non-traditional media sources delivered during such month.

          (g) AUDIT RIGHTS. ABC agrees to retain, for three (3) years after the term, accurate records of all transactions relating to this Agreement. No more than one time during any twelve month period during the term of this Agreement and for a period of three years thereafter, Infoseek shall have the right, during ABC's normal business hours, upon fifteen business days' prior notice to ABC, to have an independent auditor mutually agreed upon by the parties examine and make extracts of all records of ABC that specifically relate to the promotional services provided to Infoseek hereunder, subject to reasonable confidentiality protections with respect to information disclosed by ABC, provided, that ABC shall only be required to provide copies of the actual audio/video promotion to the extent available.

     3. NON-PORTAL PRODUCTS PROMOTION. Promotional services provided by ABC that reference ESPN Sportszone, ABC News.com or any other ABC-branded service or site which promotion does not mention the Portal Products shall not be charged to Infoseek and shall not

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be included in determining the mix of promotional services provided hereunder pursuant to Section 2(c).

     4. TERM AND TERMINATION

          (a) TERM. The term of this Agreement shall commence as of the later of (i) the Effective Time and (ii) the date of the launch of the Portal Products, as mutually agreed between the parties (such date being the "Effective Date") and shall continue until the earlier of (i) the fifth anniversary of the
Effective Date and (ii) the date of termination of the License Agreement.   In
the event that this Agreement has not been terminated prior to the fifth anniversary of the Effective Date, Infoseek shall be entitled to renew this Agreement on the terms stated herein; provided, that ABC shall not be required to co-brand promotions for ABC News.com and ESPN.com with promotions for the Portal Products during the renewal term.

          (b) TERMINATION. Without prejudice to any other rights or remedies available to the parties, ABC and Infoseek shall each have the right, in its sole discretion, to terminate this Agreement upon written notice to the other in the event that the other party makes any assignment for the benefit of creditors or files a petition in bankruptcy (provided, that with respect to ABC's ability to terminate in the event that Infoseek files a petition in bankruptcy, such petition shall have been approved by a decision of the majority of Infoseek's Disinterested Directors (as defined in that certain Governance Agreement by and between Infoseek and Disney Enterprises, Inc.) or is adjudged bankrupt or is placed in the hands of a receiver or if the equivalent of any of the proceedings or acts referred to in this clause, though known and/or designated by some other name or term, occurs.

          (c) INJUNCTIVE RELIEF. Each party acknowledges and agrees that the other party will be irreparably harmed by any material breach of this Agreement by it. Therefore, each party agrees that in the event that it breaches any of its obligations hereunder, the other parties in addition to all other remedies available to it under this Agreement, or at law or in equity, shall be entitled to all forms of injunctive relief including decrees of specific performance, without showing or proving that it sustained any actual damages and without posting bond.

     5.   GENERAL PROVISIONS.

          (a) NOTICES. All notices which either party is required or may desire to serve upon another party shall be in writing and addressed as follows:

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               (i)  if to ABC :

                    American Broadcasting Companies, Inc.
                    c/o The Walt Disney Company
                    500 S. Buena Vista Street
                    Burbank, CA 91521
                    Attention: General Counsel
                    Telephone: (818) 560-4370
                    Facsimile: (818) 563-4160

                    with a copy to:

                    Buena Vista Internet Group
                    500 S. Buena Vista Street
                    Burbank, CA  91521
                    Attention: Jake Winebaum
                    Telephone: (818) 623-3300
                    Facsimile: (818) 623-3304

              (ii)  if to Infoseek:

                    Infoseek Corporation
                    1399 Moffett Park Drive
                    Sunnyvale, California  94089
                    Attention: Harry M. Motro, President
                               Andrew E. Newton, Esq.
                    Telephone: (408) 543-6000
                    Facsimile: (408) 734-9350

                    with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, California  94304
                    Attention: David J. Segre
                    Telephone: (650) 493-9300
                    Facsimile: (650) 496-7556

     Any such notice may be served personally or by mail (postage prepaid), facsimile (provided oral confirmation of receipt is immediately obtained and a hard copy is concurrently sent by internationally commercially recognized overnight delivery service), internationally commercially recognized overnight delivery service (such as Federal Express or D.H.L.) or courier. Notice shall be deemed served upon personal delivery or upon actual receipt. Any

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party may change the address to which notices are to be delivered by written notice to the other parties served as provided in this Section 5(b).

          (b) ENTIRE AGREEMENT. This Agreement, together with the Attachments hereto and hereby incorporated herein by reference, constitutes the complete, final and exclusive understanding and agreement between the parties with respect to the transactions contemplated, and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement or communication between the parties concerning the subject matter hereof.

          (c) AMENDMENTS. All amendments or modifications of this Agreement shall be binding upon the parties so long as the same shall be in writing and executed by each of the parties hereto.

          (d) WAIVERS. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

          (e) NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          (f) ASSIGNMENT. No party shall, directly or indirectly, assign its obligations hereunder to any third party, except that either party may assign this Agreement to its parent corporation or any entity of which its parent owns at least 80% of the voting equity.

          (g) HEADINGS. The section and subsection headings and captions appearing in this Agreement are inserted only as a matter of convenience and shall not be given any legal effect.

          (h) SEVERABILITY. If any restriction, covenant or provision of this Agreement shall be adjudged by a court of competent jurisdiction to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the party seeking to enforce such restriction, covenant or provision, such restriction, covenant or provision shall apply with such modifications as may be necessary to make it valid and effective. In the event that any provision of this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained shall not in any way be affected or impaired thereby.

          (i) GOVERNING LAW. This Agreement shall be governed by the laws of the State of California without giving effect to principles of conflicts of law. Any action arising out of or relating to this Agreement shall be filed only in the courts of the State of California for the Country of Los Angeles, or the United States District Court for the Central District of

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California. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

     IN WITNESS WHEREOF, the duly authorized representatives of each party have executed this Agreement as of the day and year first written above.

AMERICAN BROADCASTING COMPANIES,        INFOSEEK CORPORATION
INC.


By:  /s/ Laurence J. Shapiro            By:  /s/ Harry M. Motro
   -------------------------------         -----------------------------
   Name:  Laurence J. Shapiro              Name:  Harry M. Motro
   Title: Vice President                   Title: President and CEO

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